U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
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1.   Name and Address of Reporting Person*

      TD Global Finance
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   (Last)                            (First)              (Middle)

    Level 2, Plaza 2
    Custom House Plaza, IFSC
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                                    (Street)
    Dublin 1
    Ireland
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     July 19, 2002
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3.   IRS or Social Security Number of Reporting Person (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     Terremark Worldwide, Inc. (AMEX: TWW)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)

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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                     3. Ownership Form:
                                            2. Amount of Securities     Direct (D) or
1. Title of Security                           Beneficially Owned       Indirect (I)      4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                                  (Instr. 4)               (Instr. 5)           (Instr. 5)
- ----------------------------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------------------
   Common Stock, par value $0.001 per share    17,648,824               D
- ----------------------------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one reporting person, see Instruction
     5(b)(v).


                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                    3. Title and Amount of Securities                   5. Ownership
                                                     Underlying Derivative Security                        Form of
                         2. Date Exercisable         (Instr. 4)                                            Derivative
                            and Expiration Date   ---------------------------------      4. Conversion     Security:
                            (Month/Day/Year)                                 Amount          or            Direct      6. Nature of
                         -----------------------                             or             Exercise       (D) or         Indirect
                                                                             Number         Price of       Indirect       Beneficial
1. Title of Derivative   Date         Expiration                             of             Derivative     (I)            Ownership
   Security (Instr. 4)   Exercisable  Date         Title                     Shares         Security       (Instr. 5)     (Instr. 5)
- ----------------------------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------------------
Warrant No. 1            July 19,     January 18,  Common Stock, par value   1,176,588      $0.57          D
                          2002          2003        $0.001 per share
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Warrant No. 2            July 19,     January 18,  Common Stock, par value   1,176,589      $0.67          D
                           2002         2003           $0.001 per share
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Warrant No. 3            July 19,     January 18,  Common Stock, par value   1,176,588      $0.77          D
                           2002         2003           $0.001 per share
- ----------------------------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:


Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

* Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


                                        /s/ Patrick Brosnan
                                        ----------------------------------------
                                        Signature of Reporting Person

                                        July 26, 2002
                                        ----------------------------------------
                                        Date


                                        /s/ Margaret Branch
                                        ----------------------------------------
                                        Signature of Reporting Person

                                        July 26, 2002
                                        ----------------------------------------
                                        Date


                                        TD Global Finance